Exhibit 10.3

                               September 29, 2005

This confirms our agreement concerning the advertising and marketing of American Soil Technologies, Inc. (ASTI) product known as Nutrimoist (NM) in conjunction with media associated with P. Allen Smith. Hortus, Ltd. ("Hortus") is the owner of the intellectual property rights pertaining to P. Allen Smith, and this Agreement is therefore entered into between American Soil Technologies and Hortus.

1.   Rights Granted

     Hortus will cause P. Allen Smith to use NM products in various media to consumers in which P. Allen Smith appears, including, when appropriate appearances on local and national television programs, magazine articles, books, and internet related media.

2.   Obligations of Hortus. Hortus agrees that:

     (a) NM will receive a 30-second commercial each week for 52 consecutive weeks on P. Allen Smith's syndicated television series, "P. Allen Smith Gardens," with the first ad appearing as soon as it can be added into the program (estimated to be one month from the date this agreement is executed).
     (b) Hortus will produce a 30-second commercial, at no additional expense to ASTI, featuring the NM product in use in various applications for airing in the "P. Allen Smith Gardens" television series.
     (c) NM will receive a 10-second sponsorship billboard for 13 weeks in connection with the syndicated television series. NM will work with Hortus to determine exact dates. Hortus will produce the 10-second sponsorship tag at no additional expense to ASTI.
     (d) Hortus will create gardening content using NM products in "P. Allen Smith's Gardens" that will appear a minimum of 12 times in a 12 month period in the syndicated series.
     (e) NM products will appear in various episodes of the public television series. P. Allen Smith's Garden Home. The brand name will appear in the onscreen credits of the episodes in which the product is used.
     (f) NM Products will be featured on P. Allen Smith segments on The Weather Channel. It is understood that the goal is to feature the NM products in at least 4 segments during the Spring and Summer of 2006, with each segment airing at least five times during that period. Viewers will be directed to weather.com/pallensmith, where a link will bring viewers to pallensmith.com where the NM Products will be featured.
     (g) NM Products will be featured in "Product Picks" or similarly named section of pallensmith.com. ASTI can select up to 10 NM products at one time to be featured in the "Product Picks" section, and change the product selection each season (at least four times per year). NM will be responsible for supplying product shots and the descriptive copy for each variety. NM will also supply "general" copy - 2 to 4 paragraphs describing the NM brand.
     (h) NM will receive 52-weeks-per-year presence on pallensmith.com, beginning 30-60 days after Hortus receives the photos and descriptive copies.

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     (i)  NM will receive an ad in the P. Allen Smith online newsletter 10 times per year. The size of the ad will be a standard upper right hand banner ad (the same as or similar to the ad that currently appears on online newsletter).
     (j) When appropriate, NM Products may be featured in Cottage Living, a magazine in which P. Allen Smith is currently Senior Gardening Contributing Editor. It is understood that Cottage Living editorial and photography is already complete for 2006; hence NM editorial and photography as per this agreement will instead appear in 2007. Additionally, P. Allen Smith will submit NM Products to be listed in the "Find It Fast" source guide, with use at the discretion of Cottage Living editors.
     (k) When appropriate, NM Products may be featured in the articles that P. Allen Smith currently contributes to Woman's Day magazine, and P.
          Allen Smith will make best efforts to mention NM products and will submit brand name mentions for source listings.
     (l) When appropriate, NM Products may be mentioned in Woman's Day Garden and Deck Design, a quarterly special interest publication about outdoor living. P. Allen Smith will make best efforts to mention NM products and will submit brand name mentions for source listings.
     (m) NM will be included as a sponsor of P. Allen Smith "Colors For Your Garden Home" book tour. The NM Products, if supplied by NM, will be used in the color demonstrations during the tour's speaking engagement and media appearances to promote the book.
     (n) Hortus will make a best efforts to obtain product placement of NM products in AOL Living Home. It is understood that AOL editorial is derived from Cottage Living editorial and because of this may not appear until 2007.
     (o) Record of Brand Mentions/Exposure. Hortus agrees to keep a record of each time a NM product included in an advertisement or is mentioned in magazines articles, TV shows, and other product placements. The record will be supplied to ASTI on a regular basis (once per quarter).

3. Photography and/or Video Taping. NM and Hortus may, by mutual agreement, choose to go to additional locations than set forth in this contract with the express purpose of shooting photography and/or videotape of specific, NM related content. If these specific location shots are desired, NM will pay Hortus $7,500 per shooting location, to pay crew travel expenses.

4.   Product Delivery. NM will be responsible for delivery of product for use in
     P. Allen Smith projects to be taped for television and/or photographed or use in printed materials and the internet. The product shall arrive in a timely way per predetermined schedule agreed upon by Hortus and NM. The product shall arrive in camera-ready form.

5. Rights Retained. All rights not specifically granted herein relating to P. Allen Smith's name and likeness and media shall be retained by Hortus.

6. Compensation. In consideration of the rights granted herein, ASTI agrees to pay Hortus a sum of Two Hundred Twenty-Five Thousand Dollars ($225,000). The sum will be paid in 3 parts. The first payment of Fifty Thousand Dollars ($50,000) shall be paid within 30 days of this agreement. The second payment of Eighty Seven Thousand Five Hundred Dollars ($87,500) shall be made on January 1, 2006; and the third payment of Eighty Seven Thousand Five Hundred Dollars ($87,500) shall be made on May 1, 2006.

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7.   Product Delivery. ASTI will ship NM Products to be featured in P. Allen
     Smith media, to Little Rock and/or other shooting locations in good condition in the form suitable for photography. The cost of product and shipping will be the responsibility of ASTI.

8. Term. The term of this Agreement shall commence as of the date of last signature below and shall terminate one year from the date of last signature below unless terminated earlier as provided herein. ASTI and Hortus shall have the mutual option to renew the Agreement for each of two additional years on the same terms stated herein. If ASTI wishes to renew the Agreement for the first additional year on the same terms stated herein, ASTI must notify Hortus of its interest to do so by March 31, 2006; if ASTI wishes to renew the Agreement for the second additional year on the same terms stated herein, ASTI must notify Hortus of its interest to do so by March 31, 2007; and similarly by March 31, 2008 for the third year.

9. Termination. Either party shall have the right to terminate this Agreement upon sixty (60) days written notice following; (i) the material breach of the provisions hereof by either party or (ii) the institution of bankruptcy, reorganization, liquidation or receivership proceedings against the other party, provided that the cure of the breach within the notice or dismissal of such proceedings within the notice, as applicable shall constitute a cure.

10. Ownership of Intellectual Property. ASTI acknowledges that Hortus is the sole owner of the name and likeness of P. Allen Smith, and all copyright, trademark or other property rights pertaining thereto.

11. Indemnity. ASTI shall indemnify and hold harmless Hortus, its officers, employees and agents, and Mr. P. Allen Smith from any and all claims, demands, actions, causes, suits, proceedings, damages, liabilities, costs and expenses of every nature, including attorney's fees, relating to or arising out of or from (a) the manufacture, distribution, sale or use of the PAS Products or (b) the use of the NM intellectual property. Hortus shall indemnify and hold harmless ASTI, its constituent members, and their officers, employees, and agents from any and all claims, demands, actions causes, suits, proceedings, damages, liabilities, costs and expenses of every nature, including attorney's fees, relating to or arising out of Hortus' breach of any covenant or representation contained in this agreement, or any third-party claims of infringement or misuse relating to the P. Allen Smith name and likeness.

12. Confidential Information. Each party agrees that in the course of this agreement it may be exposed to Confidential Information (as hereinafter defined) of another party. Confidential Information shall be used by the receiving party only for the purposes of carrying out its obligations under this agreement, and the receiving party shall protect such information with at least the same standard of care that it applies to the protection of its own like information. Confidential Information shall mean information that is identified as such by the disclosing party, either orally or in writing, but shall not include such information that (i) is or later becomes generally known to the public other than by fault of the receiving party;
     (ii) is already known to the receiving party as evidenced by written records; or (iii) is supplied to the receiving party by a third party who is under no confidentiality obligation with the disclosing party with respect to such information.

13. Miscellaneous. This agreement does not create a relationship between the parties other than independent contractor. This agreement shall not be

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     assigned by either party, in whole or in part, other than as part of a total sale of all assets of one of the parties, without the agreement of the other party. This agreement constitutes the entire agreement of the parties with respect to the subject matter hereof. No modification or waiver with respect to this agreement is valid unless it is in writing and signed by the party against whom such modification or waiver is to be enforced.

Accepted and Agreed:


AMERICAN SOIL TECHNOLOGIES, INC


BY: /s/ Carl P. Ranno                             3 October  2005
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   Carl P. Ranno                                  Date
   President/CEO

HORTUS, LTD.


BY: /s/ P. Allen Smith                            30 September 2005
   ---------------------------                    -----------------
   P. Allen Smith                                 Date
   President

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